Hubco, Inc. And Subsidiaries

                        Consolidated Financial Statements

                     As Of December 31, 1994, 1993 And 1992

                                  Together With

                    Report Of Independent Public Accountants

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of

           HUBCO, Inc.:

We have audited the accompanying consolidated balance sheets of HUBCO, Inc. (a New Jersey corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HUBCO, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1992 the Company changed its method of accounting for income taxes and in 1993 its method of accounting for investments in debt and equity securities.



Roseland, New Jersey
June 30, 1995

                          HUBCO, INC. AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS -- DECEMBER 31, 1994 AND 1993

                        (in thousands, except share data)

                        ASSETS                                                     1994         1993
                                                                                ----------   ----------
ASSETS:
  Cash and due from banks (Notes 3 and 20)                                      $   71,498   $   63,579
  Federal funds sold                                                                33,530       39,302
                                                                                ----------   ----------
             Total cash and cash equivalents                                       105,028      102,881
                                                                                ----------   ----------
  Securities (Notes 1, 4 and 20)-
    Available for sale, at market value (amortized cost of
      $114,793 and $180,564 for 1994 and 1993, respectively)                       111,604      187,204
    Held to maturity, at cost (market value of $537,090
      and $374,055 for 1994 and 1993, respectively)                                562,567      368,824
                                                                                ----------   ----------
             Total securities                                                      674,171      556,028
                                                                                ----------   ----------
  Loans (Notes 1, 5, 7 and 20)-
    Real estate -- mortgage                                                        458,079      380,845
    Commercial and financial                                                       208,026      178,827
    Consumer credit                                                                132,888      109,291
    Credit card                                                                     67,577            0
                                                                                ----------   ----------
                                                                                   866,570      668,963
                                                                                ----------   ----------
  Less-
    Allowance for possible loan losses (Notes 1 and 6)                              16,559       14,109
    Deferred loan fees                                                               1,149          676
    Unearned income                                                                  3,037        4,699
                                                                                ----------   ----------
             Net loans                                                             845,825      649,479
                                                                                ----------   ----------

  Premises and equipment, net (Notes 1 and 9)                                       35,330       20,696
  Accrued interest receivable                                                       16,072       11,139
  Other real estate (Note 1)                                                         8,528        9,766
  Other assets (Notes 2 and 10)                                                     24,430       13,685
                                                                                ----------   ----------

             Total assets                                                       $1,709,384   $1,363,674
                                                                                ==========   ==========

                LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposits-
    Noninterest bearing                                                         $  278,737   $  258,063
    Interest bearing                                                             1,212,807      955,273
                                                                                ----------   ----------

             Total deposits                                                      1,491,544    1,213,336
                                                                                ----------   ----------

  Federal funds purchased and securities sold under agreements to repurchase        50,658       42,774
  Accrued taxes and other liabilities                                               26,631        9,910
                                                                                ----------   ----------

             Total liabilities                                                   1,568,833    1,266,020
                                                                                ----------    ---------

SUBORDINATED DEBT (Note 12)                                                         25,000            0
                                                                                ----------    ---------

COMMITMENTS AND CONTINGENCIES (Notes 16 and 17)

STOCKHOLDERS' EQUITY (Notes 13, 14 and 15):

  Preferred stock -- Series A, no par value; authorized 3,300,000 shares,
    issued 797,811 and outstanding 788,811 shares in 1994                           19,147            0
  Common stock, no par value; authorized 19,800,000 shares;
    13,145,059 shares outstanding                                                   23,372       23,372
  Additional paid-in capital                                                        49,289       49,289
  Retained earnings                                                                 39,699       26,220
  Treasury stock, at cost, 1,184,502 and 313,050 common shares in
    1994 and 1993, respectively, and 9,000 preferred shares in 1994                (11,723)      (4,571)
  Restricted stock award                                                            (1,266)        (946)
  Unrealized holding (loss) gain on securities
    available for sale, net of income taxes                                         (2,967)       4,290
                                                                                ----------    ---------

             Total stockholders' equity                                            115,551       97,654
                                                                                ----------   ----------
             Total liabilities and stockholders' equity                         $1,709,384   $1,363,674
                                                                                ==========   ==========

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                          HUBCO, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                      (in thousands, except per share data)

                                                         1994         1993        1992
                                                       ---------    ---------   ---------
INTEREST INCOME:
  Interest and fees on loans-
    Taxable                                            $  61,660    $  55,834   $  60,541
    Tax-exempt                                               371          306         402
                                                       ---------    ---------   ---------
                                                          62,031       56,140      60,943
                                                       ---------    ---------   ---------

  Interest and dividends on securities-
    Taxable                                               38,310       27,474      23,818
    Tax-exempt                                             1,648        1,260       1,338
                                                       ---------    ---------   ---------
                                                          39,958       28,734      25,156
                                                       ---------    ---------   ---------

  Interest on Federal funds sold                           1,364        1,676       2,197
                                                       ---------    ---------   ---------
             Total interest income                       103,353       86,550      88,296
                                                       ---------    ---------   ---------

INTEREST EXPENSE:
  Savings deposits                                        18,785       15,424      16,806
  Time deposits and certificates of deposits              10,483       11,180      17,810
  Interest on short-term and other borrowings              2,989          907         745
                                                       ---------    ---------   ---------
             Total interest expense                       32,257       27,511      35,361
                                                       ---------    ---------   ---------
             Net interest income                          71,096       59,039      52,935
                                                       ---------    ---------   ---------

PROVISION FOR POSSIBLE LOAN LOSSES                         3,550        4,874       7,432
                                                       ---------    ---------   ---------
             Net interest income after provision for
               possible loan losses                       67,546       54,165      45,503
                                                       ---------    ---------   ---------

NONINTEREST INCOME:
  Trust department income                                    630          525         591
  Service charges on deposit accounts                      9,082        7,428       6,245
  Securities gains (losses )                                (420)          83       1,283
  Other                                                    2,536        2,543       2,598
                                                       ---------    ---------   ---------
                                                          11,828       10,579      10,717
                                                       ---------    ---------   ---------
OPERATING EXPENSES:
  Salaries                                             $  18,541    $  16,156   $  14,476
  Pension and other employee benefits (Note 11)            7,132        5,512       4,486
  Occupancy expense                                        5,313        4,150       4,245
  Equipment expense                                        3,002        2,618       2,431
  Net cost to operate other real estate                    1,227        1,691       2,386
  Deposit and other insurance                              3,835        3,279       2,873
  Outside services                                         4,188        3,891       3,861
  Amortization of intangible assets                        1,299           40       2,456
  Charitable contributions                                    78           36       4,036
  Other                                                    6,435        4,940       5,362
                                                       ---------    ---------   ---------
                                                          51,050       42,313      46,612
                                                       ---------    ---------   ---------
             Income before provision for income taxes     28,324       22,431       9,608
                                                       ---------    ---------   ---------

PROVISION FOR INCOME TAXES (Note 10):
  Federal                                                  9,065        7,518         135
  State                                                    1,827        1,042         502
                                                       ---------    ---------   ---------
                                                          10,892        8,560         637
                                                       ---------    ---------   ---------
             Net income                                $  17,432    $  13,871   $   8,971
                                                       =========    =========   =========

INCOME PER COMMON SHARE:
    Primary                                            $    1.36    $    1.06   $    0.76
    Fully diluted                                      $    1.33    $    1.06   $    0.76

WEIGHTED AVERAGE SHARES OUTSTANDING (Note 1):
    Common                                                13,098       13,109      11,881
    Preferred                                                602            0           0



           The accompanying notes to consolidated financial statements are an integral part of these statements.

                          HUBCO, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                        (in thousands, except share data)

                                                                  Preferred Stock        Common Stock      Additional
                                                                 -----------------   --------------------   Paid-In   Retained
                                                                 Shares    Amount      Shares     Amount    Capital   Earnings
                                                                 -------   -------   ----------   -------   -------   --------

BALANCE AT DECEMBER 31, 1991                                           0   $     0    9,542,255   $16,966   $18,885   $ 25,480

  Net income -- 1992                                                   0         0            0         0         0      8,971
  Cash dividends                                                       0         0            0         0         0     (2,527)
  Issuance of common stock, net of related expenses                    0         0    2,587,500     4,600    15,115          0
  Return of 770 shares of restricted stock to treasury stock           0         0            0         0         0          0
  Issuance of restricted stock                                         0         0       44,775        80       318          0
  Amortization of restricted stock                                     0         0            0         0         0          0
                                                                 -------   -------   ----------   -------   -------   --------

BALANCE AT DECEMBER 31, 1992                                           0         0   12,174,530    21,646    34,318     31,924

  Net income -- 1993                                                   0         0            0         0         0     13,871
  Cash dividends                                                       0         0            0         0         0     (3,267)
  10% stock dividend -- Note 12                                        0         0      942,017     1,675    14,653    (16,328)
  Return of 1,122 shares of restricted stock to treasury stock         0         0            0         0         0          0
  Issuance of restricted stock                                         0         0       28,512        51       318          1
  Amortization of restricted stock                                     0         0            0         0         0         19
  Purchase of 221,000 shares of treasury stock                         0         0            0         0         0          0
  Unrealized holding gain on securities available for sale             0         0            0         0         0          0
                                                                 -------   -------   ----------   -------   -------   --------

BALANCE AT DECEMBER 31, 1993                                           0         0   13,145,059    23,372    49,289     26,220

  Net income -- 1994                                                   0         0            0         0         0     17,432
  Cash dividends                                                       0         0            0         0         0     (3,512)
  Cash dividends - $.36 per share, preferred                           0         0            0         0         0       (447)
  Issuance of preferred stock, net of related expenses           797,811    19,147            0         0         0          6
  Return of 4,446 shares of restricted stock to treasury stock         0         0            0         0         0          0
  Issuance of restricted stock                                         0         0            0         0         0          0
  Amortization of restricted stock                                     0         0            0         0         0          0
  Purchase of 9,000 shares of treasury stock-preferred                 0         0            0         0         0          0
  Purchase of 526,621 shares of treasury stock-common                  0         0            0         0         0          0
  Change in net unrealized holding gain (loss) on securities
    available for sale                                                 0         0            0         0         0          0
                                                                 -------   -------   ----------   -------   -------   --------

BALANCE AT DECEMBER 31, 1994                                     797,811   $19,147   13,145,059   $23,372   $49,289   $ 39,699
                                                                 =======   =======   ==========   =======   =======   ========

                                                                                         Unrealized
                                                                                          Holding
                                                                                         Gain (Loss)
                                                                                             On
                                                                                          Securities
                                                                    Treasury  Restricted  Available
                                                                      Stock   Stock Award for Sale
                                                                    --------  ----------- ----------

BALANCE AT DECEMBER 31, 1991                                        $      0    ($  446)   $     0

  Net income -- 1992                                                       0          0          0
  Cash dividends                                                           0          0          0
  Issuance of common stock, net of related expenses                        0          0          0
  Return of 770 shares of restricted stock to treasury stock              (6)         6          0
  Issuance of restricted stock                                             0       (398)         0
  Amortization of restricted stock                                         0        272          0
                                                                    --------    -------    -------

BALANCE AT DECEMBER 31, 1992                                              (6)      (566)         0

  Net income -- 1993                                                       0          0          0
  Cash dividends                                                           0          0          0
  10% stock dividend -- Note 12                                            0          0          0
  Return of 1,122 shares of restricted stock to treasury stock           (11)        10          0
  Issuance of restricted stock                                           280       (668)         0
  Amortization of restricted stock                                         0        278          0
  Purchase of 221,000 shares of treasury stock                        (4,834)         0          0
  Unrealized holding gain on securities available for sale                 0          0      4,290
                                                                    --------    -------    -------

BALANCE AT DECEMBER 31, 1993                                          (4,571)      (946)     4,290

  Net income -- 1994                                                       0          0          0
  Cash dividends                                                           0          0          0
  Cash dividends - $.36 per share, preferred                               0          0          0
  Issuance of preferred stock, net of related expenses                     0          0          0
  Return of 4,446 shares of restricted stock to treasury stock           (43)        37          0
  Issuance of restricted stock                                           746       (746)         0
  Amortization of restricted stock                                         0        389          0
  Purchase of 9,000 shares of treasury stock-preferred                  (190)         0          0
  Purchase of 526,621 shares of treasury stock-common                 (7,665)         0          0
  Change in net unrealized holding gain (loss) on securities
    available for sale                                                     0          0     (7,257)
                                                                    --------    -------    -------

BALANCE AT DECEMBER 31, 1994                                        ($11,723)   ($1,266)   ($2,967)
                                                                    ========    =======    =======

          The accompanying notes to consolidated financial statements are an integral part of these statements.

                          HUBCO, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                 (in thousands)

                                                                     1994          1993         1992
                                                                   ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $  17,432    $  13,871    $   8,971
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities-
      Provision for possible loan losses                               3,550        4,874        7,432
      Provision for depreciation and amortization                      4,189        2,446        5,083
      Amortization of securities premiums, net                         2,482        1,132          346
      Securities (gains) losses                                          420          (83)      (1,283)
      Noncash charitable contribution                                      0            0        4,000
  Deferred income taxes (benefit)                                      2,114         (536)      (4,460)
  (Increase) decrease in accrued interest receivable                  (4,933)         352       (1,890)
  Increase (decrease) in interest payable                              2,114         (600)      (4,000)
  (Decrease) increase in accrued taxes and
    other liabilities                                                (49,205)       1,826       (4,924)
  (Increase) decrease in other assets                                 (6,122)       7,258       (2,755)
                                                                   ---------    ---------    ---------

             Net cash provided by (used in) operating
               activities                                            (27,959)      30,540        6,520
                                                                   ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of securities                                   85,758       52,595       57,624
  Proceeds from maturities of securities                             127,708      121,439      114,088
  Purchases of securities                                           (250,516)    (282,371)    (359,461)
  Net cash acquired through acquisitions                             117,773       43,134      425,698
  Net cash paid for acquisitions                                     (26,660)        (227)      (3,411)
  Net decrease in loans                                               30,609       47,599       28,390
  Purchases of premises and equipment                                (10,128)      (4,157)      (3,547)
  Decrease (increase) in other real estate                             2,671        2,328       (1,790)
                                                                   ---------    ---------    ---------

             Net cash provided by (used in) investing activities      77,215      (19,660)     257,591


CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in demand deposits, NOW accounts and
    savings accounts                                               ($ 20,326)   ($  6,369)   ($ 84,757)
  Net decrease in certificates of deposit                            (47,853)     (14,862)    (197,767)
  Net increase in Federal funds purchased and
    securities sold under agreements to repurchase                     7,884       15,615        7,108
  Proceeds from the issuance of subordinated debt                     25,000            0            0
  Net proceeds from issuance of common stock                               0            0       19,715
  Cash dividends                                                      (3,959)      (3,267)      (2,527)
  Acquisition of treasury stock                                       (7,855)      (4,834)          (6)
                                                                   ---------    ---------    ---------
             Net cash used in financing activities                   (47,109)     (13,717)    (258,234)
                                                                   ---------    ---------    ---------
             Increase (decrease) in cash and
               cash equivalents                                        2,147       (2,837)       5,877

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       102,881      105,718       99,841
                                                                   ---------    ---------    ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 105,028    $ 102,881    $ 105,718
                                                                   =========    =========    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
    Cash paid during the year for-
      Interest                                                     $  30,858    $  27,954    $  39,544
      Income taxes                                                     8,545        9,762        4,274
                                                                   =========    =========    =========

           The accompanying notes to consolidated financial statements are an integral part of these statements.

                          HUBCO, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1994

                        (in thousands, except share data)

(1) SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES:

      HUBCO, Inc. (the Company) provides a full range of banking services to individual and corporate customers through its subsidiary and branch locations in New Jersey. The Company is subject to the regulations of certain Federal and state banking agencies and undergoes periodic examinations by those regulatory authorities.

        Basis Of Presentation
        And Consolidation-

          The consolidated financial statements include the accounts of HUBCO, Inc. and its subsidiaries, all of which are wholly owned.

          In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

          All significant intercompany accounts and transactions are eliminated in consolidation.

        Securities-

          The Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), effective December 31, 1993. In accordance with the pronouncement, the Company classified its securities as held to maturity, available for sale and held for trading purposes.

          Securities for which the Company has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts on a straight-line basis which is not materially different from the interest method. Management reviews its intent to hold securities to maturity as a result of changes in circumstances including major business combinations. Such a sale or transfer of held to maturity securities may be necessary to maintain the Company's existing interest rate risk position or credit risk policy.

          Securities which are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increases in capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Differences between available for sale securities' amortized cost and fair value are charged/credited directly to stockholders' equity, net of income taxes. The cost of securities sold is determined on a specific identification basis.

          The Company has no securities held for trading purposes at December 31, 1994 and 1993.

        Loans-

          Loans are recorded at their principal amounts outstanding. Interest income on loans not made on a discounted basis is credited to income based on principal amounts outstanding at applicable interest rates. Interest income on consumer credit loans is recorded primarily using the simple interest method.

          Recognition of interest on the accrual method is discontinued when, in the opinion of management, collateral is insufficient to cover principal and interest, or when other factors indicate that collection of such amounts is doubtful. A nonaccrual loan is not returned to an accrual status until interest is received on a current basis and other factors indicating collection ability is no longer doubtful.

          The net amount of all loan origination fees, direct loan origination costs and loan commitment fees are deferred and recognized over the estimated life of the related loans as an adjustment of yield.

        Allowance For Possible Loan Losses-

          The allowance is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio and other relevant factors. The allowance is increased by provisions charged to expense and reduced by net charge-offs.

          While management uses available information to recognize potential losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Company's allowance for possible loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

        Premises And Equipment-

          Land, buildings and furniture, fixtures and equipment are carried at cost. Depreciation on substantially all buildings and furniture, fixtures and equipment is provided using the straight-line method based on estimated useful lives. Maintenance and repairs are expensed as incurred and additions and improvements are capitalized.

        Other Real Estate-

          Other real estate (ORE) includes loan collateral that has been formally repossessed. These assets are transferred to ORE and recorded at the lower of carrying cost or fair value of the properties. Subsequent provisions that result from ongoing periodic evaluations of these ORE properties are charged to expense in the period in which they are identified. ORE is carried at the lower of cost or fair value, less estimated costs to sell. Carrying costs, such as maintenance and property taxes, are charged to expense as incurred.

          In December 1992, the Company contributed certain real estate previously acquired through foreclosure to a charity. The carrying amount of the other real estate contributed was $4,000.

        Intangibles-

          Intangible assets resulting from acquisitions under the purchase method of accounting consist of goodwill and core deposit intangibles. Goodwill is being amortized on a straight-line basis over five years. Core deposit intangibles are being amortized, on a straight-line basis, over the estimated average remaining lives of such intangible assets (primarily one to five years).

        Federal Income Taxes-

          In 1992, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which changed the method of accounting for income taxes from the deferred method to the liability method. Certain income and expense items are recorded differently for financial reporting purposes than for Federal income tax purposes and provisions for deferred taxes are made in recognition of these temporary differences.

          The Company and its subsidiaries file a consolidated Federal income tax return. Under tax sharing agreements, each subsidiary provides for and settles income taxes with the Company as if they would have filed on a separate return basis.

        Per Share Amounts-

          Primary income per common share is computed by dividing net income, less dividends on the convertible preferred stock, by the weighted average number of common shares outstanding during the year. Fully diluted income per share is computed by dividing net income by the weighted average number of common shares plus the number of shares issuable on conversion of the preferred stock. Shares issuable upon the exercise of options are not included in the calculation of income per share since their effect is not material. All per share amounts have been retroactively adjusted for the three-for-two common stock split on January 14, 1995.

        Cash Equivalents-

          Cash equivalents include amounts due from banks and Federal funds sold.

        Reclassifications-

          Certain reclassifications have been made to the 1993 and 1992 amounts in order to conform with the 1994 presentation.

(2) ACQUISITIONS:

      On April 5, 1995, the Company acquired all of the outstanding shares of Jefferson National Bank (Jefferson), based in Passaic, New Jersey. Each share of Jefferson common stock outstanding was converted into 2.697 shares of the Company's common stock, for a total of 609,842 shares. At the time of the acquisition, Jefferson had approximately $90,000 in assets.

      On June 30, 1995, the Company acquired all of the outstanding shares of Urban National Bank (Urban), based in Franklin Lakes, New Jersey. Each share of Urban common stock outstanding was converted into 2.17 shares of the Company's common stock, for a total of 2,135,175 shares. At the time of the acquisition, Urban had approximately $230,000 in assets.

      The Jefferson and Urban acquisitions have been accounted for by the pooling of interests method of accounting. Accordingly, the accompanying consolidated financial statements include the accounts of Jefferson and Urban for all periods presented.

      Separate results of the combining entities are as follows-

                                         1994            1993            1992
                                       --------        --------        --------
Net interest income-
 The Company                           $ 58,021        $ 47,018        $ 41,013
 Jefferson                                3,775           3,808           3,977
 Urban                                    9,300           8,213           7,945
                                       --------        --------        --------
                                       $ 71,096        $ 59,039        $ 52,935
                                       ========        ========        ========
Net income (loss)-
 The Company                           $ 16,931        $ 14,202        $  9,641
 Jefferson                                 (983)         (1,356)         (1,118)
 Urban                                    1,484           1,025             448
                                       --------        --------        --------
                                       $ 17,432        $ 13,871        $  8,971
                                       ========        ========        ========

      On June 30, 1993, the Company, through Hudson United Bank, acquired deposits and certain assets of Pilgrim State Bank from Ramapo Bank. On May 6, 1994, the Company, through Hudson United Bank, acquired deposits and certain assets of Polifly Federal Savings & Loan Association from the Resolution Trust Corporation.

      A summary of these transactions is as follows-

                                                        Pilgrim        Polifly
                                                     June 30, 1993   May 6, 1994
                                                     -------------   -----------

Cash paid at acquisition                               $    227         $  6,180
Balances at acquisition date-
 Cash and cash equivalents                               42,907          104,077
 Loans                                                   46,670              456
 Total assets                                           123,113           98,353
 Deposits                                               122,876          104,446
 Total liabilities                                      123,340          104,533

      On July 1, 1994, the Company acquired Washington Bancorp, Inc. (Washington) for a combination of cash and convertible preferred stock with an aggregate consideration of approximately $40.5 million. In the transaction, 51% of the Washington shares were converted into preferred stock at .6708 per share and 49% of the Washington shares were converted to cash at $16.10 per share. The Bank assumed deposits of approximately $237.8 million, received $7.1 million in cash and cash equivalents and acquired $91.4 million in securities and $168.5 million in loans. The transaction has been accounted for as a purchase and, accordingly, the results of operations have been included in the accompanying consolidated financial statements since the date of acquisition. The excess of book value of net assets acquired over their fair value was approximately $5.1 million, which is being amortized over a five-year period.

      On December 7, 1994, the Bank acquired Shoppers Charge Accounts Co. ("Shoppers") for approximately $16.3 million in cash, which approximated the fair value of the assets acquired. The Bank recorded approximately $63.4 million in assets and $46.9 million in liabilities.

      A summary of unaudited pro forma combined financial information for the Company, Washington and Shoppers as if the acquisitions occurred on January 1 of the period presented is as follows-

                                                            For The Years Ended
                                                                December 31
                                                          ----------------------
                                                            1994         1993
                                                          ---------   ----------

Total interest income                                      $117,524     $109,708
Net interest income after provision for possible
  loan losses                                                64,955       68,090
Income before income taxes                                   26,333       23,205
Net income                                                   16,111       15,934
                                                           ========     ========

Income per share:

  Primary                                                  $   1.23     $   1.22
  Fully diluted                                                1.18         1.22
                                                           ========     ========

(3) CASH AND DUE FROM BANKS:

      Banks are required to maintain an average reserve balance with the Federal Reserve Bank. The average 1994 amount of this reserve for the Company's subsidiary was approximately $21,000.

(4) SECURITIES:

      The amortized cost and estimated market value of securities as of December 31 are summarized as follows-

                                                      1994
                                    --------------------------------------------
                                                 Gross Unrealized      Estimated
                                    Amortized  ---------------------     Market
                                      Cost       Gains      Losses       Value
                                    --------   --------    ---------    --------
Available for Sale

U. S. Government                    $ 51,455   $     11    ($    935)   $ 50,531
U. S. Government agencies             53,480          0       (3,411)     50,069
States and political subdivisions        580          0           (2)        578
Other debt securities                  1,000          0            0       1,000
Equity securities                      8,278      1,271         (123)      9,426
                                    --------   --------    ---------    --------
                                    $114,793   $  1,282    ($  4,471)   $111,604
                                    ========   ========    =========    ========

Held to Maturity

U. S. Government                    $248,926   $      4    ($  7,022)   $241,908
U. S. Government agencies            273,529         35      (17,739)    255,825
States and political subdivisions     33,986         58         (631)     33,413
Other debt securities                  6,126         20         (202)      5,944
                                    --------   --------    ---------    --------
                                    $562,567   $    117    ($ 25,594)   $537,090
                                    ========   ========    =========    ========

                                                      1993
                                    --------------------------------------------
                                                 Gross Unrealized      Estimated
                                    Amortized  ---------------------     Market
                                      Cost       Gains      Losses       Value
                                    --------   --------    ---------    --------

Available for Sale

U. S. Government                     $130,093   $ 5,704    ($    208)   $135,589
U. S. Government agencies              40,116       639         (117)     40,639
States and political subdivisions       1,600       237            0       1,837
Other debt securities                   3,999       226          (21)      4,204
Equity securities                       4,756       377         (195)      4,935
                                     --------   -------    ---------    --------
                                     $180,564   $ 7,183    ($    541)   $187,204
                                     ========   =======    =========    ========

Held to Maturity

U. S. Government                     $138,124   $ 2,692    ($    517)   $140,299
U. S. Government agencies             193,539     3,167         (715)    195,991
States and political subdivisions      33,324       557          (63)     33,818
Other debt securities                   3,837       110            0       3,947
                                     --------   -------    ---------    --------
                                     $368,824   $ 6,526    ($  1,295)   $374,055
                                     ========   =======    =========    ========

      The amortized cost and estimated market value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       Estimated
                                                         Amortized       Market
                                                           Cost           Value
                                                         --------       --------
Available for Sale

Due in one year or less                                  $ 20,690       $ 20,634
Due after one year through five years                      59,741         57,527
Due after five years through ten years                      8,706          8,151
                                                         --------       --------
                                                           89,137         86,312
Mortgage-backed securities                                 17,378         15,866
Equity securities                                           8,278          9,426
                                                         --------       --------
                                                         $114,793       $111,604
                                                         ========       ========
Held to Maturity

Due in one year or less                                  $ 60,971       $ 60,833
Due after one year through five years                     338,469        326,072
Due after five years through ten years                     33,309         31,238
Due after ten years                                        20,110         18,173
                                                         --------       --------
                                                          452,859        436,316
Mortgage-backed securities                                109,708        100,774
                                                         --------       --------
                                                         $562,567       $537,090
                                                         ========       ========

      In July, 1994, the Bank transferred securities with an amortized cost basis of $117,393 and an estimated market value of $116,696 from available for sale to held to maturity. The transfer resulted from the Bank's review of its interest rate risk position in connection with the Washington business combination (see Note 2). As of December 31, 1994 these securities are included in held to maturity at the estimated fair value at the transfer date, and the unrealized loss is being accreted over the remaining life of the securities.

      In December 1994, the Bank transferred securities with an amortized cost basis of $98,505 and an estimated market value of $97,482 from held to maturity to available for sale. Securities with an amortized cost of $50,295 and an estimated market value of $49,996 were immediately sold resulting in a realized loss of $299. The purpose of the transfer and sale was to fund the purchase price and repay assumed debt related to the Shoppers business combination (see Note 2). As a result of the Shoppers business combination, the Company transferred securities with an amortized cost basis of $48,210 and an estimated fair value of $47,486 from held to maturity to available for sale. The purpose of the transfer was to maintain the Company's interest rate risk position and to adjust for the credit risk associated with the purchase of credit card receivables.

        Sales of securities available for sale are summarized as follows-

                                           1994           1993           1992
                                        ----------     ----------     ----------

Proceeds from sales                      $ 85,758       $ 52,595       $ 57,624
Gross gains from sales                         22            275          1,372
Gross losses from sales                      (442)           (96)           (89)

      Securities with a book value of $62,420 and $61,043 at December 31, 1994 and 1993, respectively, are pledged to secure public funds, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

(5) LOANS:

      The Company's loan portfolio is diversified with no industry comprising greater than 10% of the total outstanding. Real estate loans are primarily made in the local lending area. The Company requires collateral on all real estate loans and generally requires loan to value ratios of not greater than 67% for commercial mortgages and 75% for residential mortgages.

(6) ALLOWANCE FOR POSSIBLE LOAN LOSSES:

      The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known.

      A summary of the activity in the allowance for possible loan losses is as follows-

                                             1994          1993          1992
                                           --------      --------      --------

Balance at January 1                       $ 14,109      $ 11,354      $  9,181
Additions (deductions)-
 Provision charged to expense                 3,550         4,874         7,432
 Allowance acquired through
   mergers or acquisitions                    4,717           400         1,500
 Recoveries on loans
   previously charged off                       993           554           962
 Loans charged off                           (6,810)       (3,073)       (7,721)
                                           --------      --------      --------

Balance at December 31                     $ 16,559      $ 14,109      $ 11,354
                                           ========      ========      ========

(7) NONPERFORMING LOANS:

      The following table presents information related to loans which are on nonaccrual, contractually past due ninety days or more as to interest or principal payments and loans which have been restructured to provide a reduction or deferral of interest or principal for reasons related to the debtors' financial difficulties.

                                                              1994        1993
                                                             -------     -------

Nonaccrual loans                                             $19,456     $15,244
Renegotiated loans                                               732       2,177
                                                             -------     -------
            Total nonperforming loans                        $20,188     $17,421
                                                             =======     =======

90 days or more past due                                     $ 3,187     $ 3,560
                                                             =======     =======

Gross interest income which would have
 been recorded under original terms                          $ 1,491     $ 1,728
Gross interest income recorded during the year                   181         263
Commitments for additional funds                                   0           0
                                                             =======     =======

      In May 1993 and October 1994, the Financial Accounting Standards Board issued SFAS 114, "Accounting by Creditors for Impairment of a Loan" and SFAS 118," Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." As defined in SFAS 114 and SFAS 118, a loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS 114 and SFAS 118 require that the measurement of impairment of a loan be based on the present value of expected future cash flows, net of estimated costs to sell discounted at the loan's effective interest rate. Impairment can also be measured based on a loan's observable market price or the fair value of collateral, if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Bank will be required to establish a valuation allowance, or adjust existing valuation allowances, with a corresponding charge or credit to the provision for possible loan losses.

        The Company adopted SFAS 114 as of January 1, 1994. The effect of adopting this new accounting standard was not material based on the net carrying value and other real estate portfolios at the date of adoption.

        At December 31, 1994 and 1993 impaired loans, comprised principally of nonaccruing loans totaled $15,050 and $14,473, respectively. The allowance for possible loan losses related to such impaired loans was $2,899 and $2,660 at December 31, 1994 and 1993, respectively.

(8)   LOANS TO RELATED PARTIES:

        In the ordinary course of business, the Company and its subsidiaries have extended credit to various directors, officers and their associates.

        The aggregate extension of this credit is summarized below-

                                                             1994        1993
                                                           --------    --------

         Balance at January 1                              $  6,026    $  7,419
         New loans issued                                     2,744       1,186
         Repayment of loans                                  (2,312)     (2,579)
                                                           --------    --------
         Balance at December 31                            $  6,458    $  6,026
                                                           ========    ========

(9)   PREMISES AND EQUIPMENT:

        The following is a summary of premises and equipment-

                                                             1994        1993
                                                           --------    --------

         Land                                              $  8,666    $  4,626
         Premises                                            26,766      18,393
         Furniture, fixtures and equipment                   14,195       9,539
                                                           --------    --------
                                                             49,627      32,558

         Less- Accumulated depreciation                      14,297      11,862
                                                           --------    --------
                                                           $ 35,330    $ 20,696
                                                           ========    ========

        Depreciation and amortization expense for premises and equipment for 1994, 1993 and 1992 amounted to $2,541, $2,148 and $2,028, respectively.

(10)  INCOME TAXES:

        The components of the provision for income taxes are as follows-

                                                    1994      1993       1992
                                                   -------   -------    -------
Federal-
  Current                                          $ 5,873   $ 8,054    $ 4,595
  Deferred                                           3,192      (536)    (4,460)
State                                                1,827     1,042        502
                                                   -------   -------    -------
             Total provision for income taxes      $10,892   $ 8,560    $   637
                                                   =======   =======    =======

        A reconciliation of the provision for income taxes, as reported, with the Federal income tax at the statutory rate of 35 percent for the years ended 1994 and 1993, and 34 percent for 1992, is as follows-

                                                      1994        1993      1992
                                                    --------    -------    -------
Tax at statutory rate                               $  9,917    $ 7,850    $ 3,267
Increase (decrease) in taxes resulting from-
  Tax-exempt income                                     (707)      (548)      (592)
  State income taxes, net of
    Federal income tax benefit                         1,187        677        331
  Reversal of reserves no longer deemed necessary          0          0     (1,475)
  Noncash charitable contribution basis
    for tax in excess of book                              0          0       (680)
  Other, net                                             495        581       (214)
                                                    --------    -------    -------
             Provision for income taxes             $ 10,892    $ 8,560    $   637
                                                    ========    =======    =======

        Significant components of deferred tax assets and liabilities as of December 31, 1994 and 1993 were as follows-

                                                           1994           1993
                                                         -------        -------
Deferred Tax Assets (Liabilities)-
  Available for sale securities                          $ 1,483        ($2,434)
  Allowance for possible loan losses                       2,140          2,781
  Charitable contribution                                      0          1,500
  Other                                                     (652)            14
                                                         -------        -------
                                                         $ 2,971        $ 1,861
                                                         =======        =======

        Included in the table above is $2,755 of deferred tax assets acquired from Washington. In order to fully realize its deferred tax assets, the Company will need to generate future taxable income during periods in which existing deductible temporary differences reverse. Based upon the Company's historical and current pretax earnings, management believes it is more likely than not that the Company will generate future net taxable income in sufficient amounts to realize its net deferred tax asset at December 31, 1994, however, there can be no assurance that the Company will generate earnings or a specific level of continuing earnings. The Company did not record any valuation allowances against its deferred tax assets at December 31, 1994 and 1993.

 (11) PENSION PLANS AND
      POSTRETIREMENT BENEFITS:

        The Company has two noncontributory pension plans which cover eligible employees (a base plan and a nonbargaining plan). The plans provide for payments to qualified employees based on salary and years of service. The Company's funding policy for these plans is to make the maximum annual contributions allowed by the applicable regulations.

        Net pension cost (income) includes the following-

                                                     1994      1993      1992
                                                     -----     -----     -----

Service cost -- benefits earned during the year      $ 301     $ 169     $ 107
Interest cost on projected benefit obligation          567       492       456
Actual return on plan assets                          (643)     (607)     (581)
Net amortization and deferral                           46        (8)      (41)
                                                     -----     -----     -----
             Net periodic pension cost (income)      $ 271     $  46     ($ 59)
                                                     =====     =====     =====


        Assumptions used in the accounting for the plans in 1994, 1993 and 1992 were-

                                                     1994      1993      1992
                                                     -----     -----     -----

Weighted average discount rate                         7.0%      7.0%      8.0%
Rate of increase in compensation                       4.0%      4.0%      4.0%
Expected long-term rate of return
  on assets                                            8.0%      8.0%      8.0%



        The following table sets forth the funded status and amounts recognized in the consolidated balance sheets at December 31 for the Company's plans-

                                                                1994       1993
                                                               -------    -------
Actuarial present value of benefit obligations-
  Accumulated benefit obligation, including
    vested benefits of $6,705 and $6,706 for
    1994 and 1993, respectively                                $ 6,834    $ 6,841
                                                               -------    -------

  Projected benefit obligation for  service rendered to date    (8,653)    (7,263)
  Plan assets at fair value                                      8,279      8,178
                                                               -------    -------

  Projected benefit obligation (greater than) less than
    plan assets                                                   (374)       915
  Unrecognized portion as of December 31, of
    net asset existing at date of adoption of FASB
    Statement No. 87                                              (152)      (186)
  Prior service cost not yet recognized  in net
    periodic pension cost                                          805        885
  Unrecognized net asset at December 31                            528       (890)
                                                               -------    -------
Prepaid pension costs included in other assets                 $   807    $   724
                                                               =======    =======


        The Company also has a noncontributory pension plan covering substantially all of Urban's employees. The plan is a defined benefit plan which provides benefits based on a participant's years of service and average compensation. Annual contributions are made to the plan equal to the maximum amount deductible for federal income tax purposes.

        The following table sets forth the plan's funded status and components of net periodic pension cost-

                                                                   1994      1993
                                                                  -------    -----
Actuarial present value of benefit obligation, including vested
  benefits of $730 and $682 in 1994 and 1993, respectively        ($  777)   ($709)
                                                                  -------    -----

Projected benefit obligation                                         (984)    (865)
Plan assets at fair value                                           1,080      981
                                                                  -------    -----

Plan assets in excess of projected benefit obligation                  96      116
Unrecognized net obligation at January 1, 1990 being                  184
  amortized over fifteen years                                        167
Unrecognized net (gain) loss                                           88      (42)
                                                                  -------    -----
Prepaid pension costs included on other assets                    $   351    $ 258
                                                                  =======    =====

        Net pension cost includes the following-


                                                              1994     1993     1992
                                                              ----     ----     -----

 Service cost - benefits earned during the year               $ 82     $ 62     $  75
 Interest cost on projected benefit obligation                  63       58        69
 Actual return on plan assets                                  (27)     (67)     (113)
 Net amortization and deferral                                 (31)      20        65
                                                              ----     ----     -----
 Net periodic pension cost                                    $ 87     $ 73     $  96
                                                              ====     ====     =====

Assumptions used in accounting for the plan are as follows-

 Discount rate                                                 7.5%     7.5%      7.5%
 Rate of increase in compensation                              4.5%     4.5%      4.5%
 Expected long-term rate of return on assets                   7.5%     7.5%      7.5%


        The Company has three 401(k) savings plans covering substantially all of the nonbargaining employees. Under the Plan, the Company matches varying percentages of the first 6% of the employee's contribution. The Company's contributions under these Plans were approximately $184, $130 and $67 in 1994, 1993 and 1992, respectively.

        In 1992, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106) which establishes standards of financial accounting and reporting for an employer that offers postretirement benefits other than pensions to its employees. The Company increased the annual pension benefits for current and future retirees and eliminated medical insurance coverage and group life insurance benefits for retirees. There was no significant impact on the consolidated results of operations or financial position resulting from the implementation of SFAS 106.

(12)  SUBORDINATED DEBT:

        In January, 1994, the Company sold $25,000 aggregate principal amount of subordinated debentures. The debentures, which mature 2004, bear interest at 7.75% per annum payable semi-annually.

(13)  PREFERRED STOCK:

        The Series "A" preferred stock was issued to stockholders of Washington in connection with the Company's acquisition of Washington (see Note 2). The Series "A" preferred stock was issued at $24.00 per share and cash dividends are payable at the annual rate per share of $1.44, payable in quarterly installments. The outstanding shares of the preferred stock may be redeemed as a whole at the option by vote of the Company's Board of Directors at any time from the later of (i) July 1, 1995, and (ii) the date on which the market price of the Company's common stock is $16.00 or more for twenty consecutive business days. The holders of any preferred stock, at any time prior to the date fixed for any redemption, have the right to surrender certificates in conversion for 1.5 shares of the Company's common stock. At December 31, 1994, the Company has 1,196,716 shares of authorized common stock reserved for issuance in connection with the Series "A" preferred stock.

(14)  COMMON STOCK:

        On October 13, 1994, the Company announced that its Board of Directors had approved a 3-for-2 stock split payable January 14, 1995 to record holders of HUBCO Common Stock on January 3, 1995. As a result, all share data has been retroactively restated.

        In December, 1994 the Board of Directors adopted the 1995 Stock Option Plan which provides for the issuance of up to 525,000 stock options to employees of the Company. The option price cannot be less than the fair market value of the common stock at the date of the grant and options are granted by the Company's restricted stock committee. Under the terms of this plan, the Board of Directors granted 450,000 shares at an exercise price of $19.25 a share or $12.83, after the 3 for 2 stock split effective January, 1995.

        On April 20, 1993, the Board of Directors approved a 10 percent stock dividend payable on June 1, 1993, to holders of record at May 11, 1993.

        During 1989, the Company adopted a restricted stock plan in which 150,000 shares of the Company's common stock may be granted to officers and key employees. During 1992, the Company amended the Plan to increase the maximum number of shares of common stock which may be awarded to 495,000 shares, after giving retroactive effect to stock dividends and the stock split. During 1994 and 1993, 54,450 and 54,780 shares of common stock were awarded which vest between two to five years from the date of grant. The value of shares issued that have not been earned ($1,266) and ($946) has been recorded as a reduction of stockholders' equity for 1994 and 1993, respectively. Amortization of restricted stock awards charged to expense amounted to $389, $278 and $272 in 1994, 1993 and 1992, respectively.

        During 1993, the Company adopted a stock option plan in which 165,000 shares of the Company's common stock may be granted to nonemployee directors. The options are granted at an exercise price equal to the fair market value at the date of grant and will vest and become exercisable three years after the date of grant. During 1993, 4,125 options were granted. Nonemployee directors who elect not to participate in the plan are eligible for benefits under an alternative arrangement. Under this arrangement, each nonemployee director with at least three years of service upon retirement will receive a benefit equal to 10% of the director's retainer in effect at the date of retirement for each year of service as a director (not to exceed ten years). During 1993, the Company incurred an expense of $2 related to this arrangement. During 1994, this plan was terminated.

        On November 8, 1993, the Company's Board of Directors authorized management to repurchase up to 10 percent of its outstanding common stock each year. The program may be discontinued or suspended at any time, and there is no assurance that the Company will purchase the full amount authorized. The acquired shares are to be held in treasury to be used for stock option and other employee benefit plans, preferred stock conversion or in connection with the issuance of common stock in pending or future acquisitions accounted for under the purchase method of accounting. As of December 31, 1994, the Company had purchased 858,121 shares at an aggregate cost of $17.3 million.

(15)  RESTRICTIONS ON BANK
      DIVIDENDS, LOANS OR ADVANCES:

        Certain restrictions exist regarding the ability of the Hudson United Bank (the Bank) to transfer funds to the Company in the form of cash dividends, loans or advances. State banking regulations allow for the payment of dividends in any amount provided that capital stock will be unimpaired and there remains an additional amount of paid-in capital of not less than 50 percent of the capital stock amount. As of December 31, 1994, $98,183 was available for distribution to the Company.

        Under Federal Reserve regulations, the Bank is also limited as to the amount it may loan to its affiliates, including the Company. All such loans are required to be collateralized by specific obligations. During 1994, the Company obtained a loan from the Bank for $4,000 in order to finance the purchase of its new administrative facility. The loan has been collateralized by the property.

(16)  LEASES:

        Total rental expense for all leases amounted to approximately $1,717, $1,393 and $1,313 in 1994, 1993 and 1992, respectively. At December 31, 1994, the minimum total rental commitments under all noncancellable leases on bank premises with initial or remaining terms of more than one year were as follows-

         1995                                                             $1,023
         1996                                                              1,021
         1997                                                                896
         1998                                                                743
         1999                                                                501
         Thereafter                                                        1,417

        It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases of other properties.

(17)  COMMITMENTS AND
      CONTINGENT LIABILITIES:

        In 1994, the Company entered into an interest rate exchange agreement for the purpose of hedging the interest rate related to the subordinated debt. The agreement is a contractual agreement between the Company and its counterparty to exchange fixed and floating rate interest obligations without exchange of the underlying notional amount of $25,000. Such agreement involves interest rate risk. If interest rates increase, the benefit resulting from the agreement will be diminished. The notional principal amount is used to express the volume of the transaction involved in this agreement; however this amount does not represent exposure to credit loss. The counterparty to the agreement is the fixed rate payor on the agreement and the Company is the floating rate payor on the agreement. The floating rate is reset every three months. The term of this agreement is three years. Management does not anticipate any material loss as a result of this transaction.

        The Company and its subsidiaries, from time to time, may be defendants in legal proceedings. In the opinion of management, based upon consultation with legal counsel, the ultimate resolution of these legal proceedings will not have a material effect on the consolidated financial statements. In the normal course of business, the Company and its subsidiaries have various commitments and contingent liabilities such as commitments to extend credit, letters of credit and liability for assets held in trust which are not reflected in the accompanying financial statements.

        Loan commitment and standby letters of credit are made to customers in the ordinary course of business. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. The Company's maximum exposure to credit loss for loan commitments, primarily unused credit card lines of credit and standby letters of credit outstanding at December 31, 1994 was $906,483 and $15,140, respectively. Loan commitments and standby letters of credit were $77,297 and $13,760, respectively, at December 31, 1993. Commitments under commercial letters of credit used to facilitate customers trade transactions were $1,131 and $442 at December 31, 1994 and 1993, respectively.

(18)  HUBCO, INC. (PARENT COMPANY
      ONLY) FINANCIAL INFORMATION:

                                                                                         December 31
                                                                              -------------------------------
                         BALANCE SHEETS                                         1994                   1993
                                                                              --------               --------
Assets:
 Cash                                                                         $  3,543               $  1,085
 Securities-
   Available for sale, at market value (amortized cost
     of $6,411 and $4,679 in 1994 and 1993, respectively)                        7,760                  4,858
   Held to maturity, at cost (market value of $11,720 for 1994)                 11,904                      0
 Investment in-
   Bank subsidiary                                                             109,571                 92,002
   Nonbank subsidiary -- HUB Financial Services, Inc.                               98                    427
 Accounts receivable                                                             1,121                    477
 Premises and equipment, net                                                     8,066                  1,284
 Other assets                                                                    4,076                     65
                                                                              --------               --------
            Total assets                                                      $146,139               $100,198
                                                                              ========               ========


                                                                  December 31
                                                             -------------------
                   BALANCE SHEETS                              1994       1993
                                                             --------   --------
Liabilities and Stockholders' Equity:
 Payable for the purchase of treasury stock                  $    378   $  2,225
 Notes payable-subsidiary                                       3,938          0
 Accrued taxes and other liabilities                            1,272        319
                                                             --------   --------
            Total liabilities                                   5,588      2,544

Subordinated debt                                              25,000          0
Stockholders' equity                                          115,551     97,654
                                                             --------   --------
            Total liabilities and stockholders' equity       $146,139   $100,198
                                                             ========   ========

                                                     Year Ended December 31
                                                -------------------------------
            STATEMENTS OF INCOME                  1994        1993        1992
                                                --------    --------    -------

Income:
 Cash dividends from bank subsidiary            $ 14,261    $ 11,381    $ 2,863
 Cash dividends from nonbank subsidiary                0           0        600
 Interest                                          1,155         124        307
 Rental income                                       238         238        238
                                                --------    --------    -------
                                                  15,654      11,743      4,008
Expenses:
 General and administrative                        1,587         581        759
 Interest                                          1,914           0         35
                                                --------    --------    -------
                                                   3,501         581        794
                                                --------    --------    -------

Income before income tax benefit
 and equity in undistributed
 net income of subsidiaries                       12,153      11,162      3,214
Income tax benefit                                  (742)        (73)      (360)
                                                --------    --------    -------
                                                  12,895      11,235      3,574

Equity in undistributed net income of-
 Bank subsidiaries                                 4,866       2,624      5,667
 Nonbank subsidiary                                 (329)         12       (270)
                                                --------    --------    -------
            Net income                          $ 17,432    $ 13,871    $ 8,971
                                                ========    ========    =======

                                                     Year Ended December 31
                                                 ------------------------------
           STATEMENTS OF CASH FLOWS                1994       1993       1992
                                                 --------   --------   --------
Operating activities:
 Net income                                      $ 17,432   $ 13,871   $  8,971
 Adjustments to reconcile net income to
   net cash provided by operating activities-
     Provision for depreciation                       294         81         83
     Amortization of restricted stock                 389        278        641
     Increase in investment in subsidiaries          (865)    (2,635)   (25,997)
     Increase in accounts  receivable                (644)      (140)      (146)
     Decrease (increase) in other assets           (4,011)       (65)         7
     Increase in payable for the
       purchase of treasury stock                  (1,847)     2,225          0
     Increase (decrease) in accrued taxes
       and other liabilities                          952        (38)       288
                                                 --------   --------   --------
            Net cash provided by (used in)
              operating activities                 11,700     13,577    (16,153)
                                                 --------   --------   --------
Investing activities:
 Purchase of securities                           (15,351)    (4,373)      (543)
 Capital expenditures                              (7,077)         0         (3)
                                                 --------   --------   --------
            Net cash used in
              investing activities                (22,428)    (4,373)      (546)
                                                 --------   --------   --------

Financing activities:
 Issuance of subordinated debt                     25,000          0          0
 Decrease in amount due to Hudson
   United Bank                                          0        (21)       (19)
 Decrease in note payable                               0          0       (763)
 Issuance of common stock                               0          0     19,715
 Dividends paid                                    (3,959)    (3,267)    (2,414)
 Acquisition of treasury stock                     (7,855)    (4,834)        (6)
                                                 --------   --------   --------
            Net cash provided by (used
              in) financing activities             13,186     (8,122)    16,513
                                                 --------   --------   --------
            Increase (decrease) in cash             2,458      1,082       (186)
Cash at beginning of year                           1,085          3        189
                                                 --------   --------   --------
Cash at end of year                              $  3,543   $  1,085   $      3
                                                 ========   ========   ========

(19)  SUMMARY OF QUARTERLY RESULTS
      OF OPERATIONS (UNAUDITED):

        The following quarterly financial information for the two years ended December 31, 1994 and is unaudited. However, in the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the results of operations for the periods are reflected. Results of operations for the periods are not necessarily indicative of the results of the entire year or any other interim period.

                                                             Three Months Ended
                                              -----------------------------------------------
                                               March 31     June 30  September 30 December 31
                                              ----------  ---------- ------------ -----------
1994-
  Net interest income                         $   15,434  $   16,325  $   19,201  $   20,136
  Provision for possible loan losses                 600         515       1,135       1,300
  Income before income taxes                       6,653       6,771       7,711       7,189
  Net income                                       4,130       4,332       4,755       4,215
  Net income per share - primary                     .33         .35         .37         .31
  Net income per share - fully diluted               .33         .35         .35         .31
                                              ==========  ==========  ==========  ==========

1993-
  Net interest income                         $   14,122  $   14,484  $   15,161  $   15,272
  Provision for possible loan losses               1,420       1,055       1,529         870
  Income before income taxes                       5,282       5,575       5,669       5,905
  Net income                                       3,270       3,544       3,746       3,311
  Net income per share                               .25         .27         .28         .25
                                              ==========  ==========  ==========  ==========


(20)  ESTIMATED FAIR VALUE
      OF FINANCIAL INSTRUMENTS

        The Financial Accounting Standards Board issued Statement No. 107, "Disclosures About Fair Value of Financial Instruments." Financial instruments encompassing this standard's definition include cash, loan agreements, accounts receivable and payable, debt securities, deposit liabilities, loan commitments, standby letters of credit and financial guarantees, among others. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale.

        Estimated fair values have been determined by the Company using the best available data and estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating rates, it is presumed that estimated fair values generally approximate their recorded book balances. The estimation methodologies used, the estimated fair values and recorded book balances of the Bank's financial instruments at December 31, 1994 and 1993 were as follows-

         Cash and cash equivalents include cash and due from bank balances, Federal funds sold and securities purchased under agreements to resell. For these instruments, the recorded book balance approximates their fair value.

         For securities in the Company's portfolio, fair value was determined by reference to quoted market prices. In the few instances where quoted market prices were not available, prices for similar securities were used. Additional detail is contained in Note 4 to these consolidated financial statements

                                                     1994                            1993
                                        ------------------------------   -----------------------------
                                           Estimated       Recorded       Estimated        Recorded
                                          Fair Value      Book Value      Fair Value      Book Value
                                        --------------   -------------   -------------   -------------
         Cash and cash equivalents         $105,028         $105,028        $102,881        $102,881
         Securities                         648,694          674,439         565,137         556,028


         The Company aggregated loans into pools having similar characteristics when comparing their terms, contractual rates, type of collateral, risk profile and other pertinent loan characteristics. Since no active market exists for these pools, fair values were estimated using the present value of future cashflows expected to be received. Loan rates currently offered by the Bank were used in determining the appropriate discount rate.

                                                     1994                            1993
                                        ------------------------------   -----------------------------
                                           Estimated       Recorded       Estimated        Recorded
                                          Fair Value      Book Value      Fair Value      Book Value
                                        --------------   -------------   -------------   -------------
         Loans, net                        $860,506         $845,557        $670,385        $649,479


         The fair value of demand deposits, savings deposits and certain money market accounts approximate their recorded book balances. The fair value of fixed maturity certificates of deposit was estimated using the present value of discounted cash flows based on rates currently offered for deposits of similar remaining maturities.

                                                     1994                            1993
                                        ------------------------------   -----------------------------
                                           Estimated       Recorded       Estimated        Recorded
                                          Fair Value      Book Value      Fair Value      Book Value
                                        --------------   -------------   -------------   -------------
         Deposits                        $1,494,038       $1,491,544      $1,214,049      $1,213,336

         The fair value for accrued interest receivable and for the other borrowed funds approximates their respective recorded book balance.

                                                     1994                            1993
                                        ------------------------------   -----------------------------
                                           Estimated       Recorded       Estimated        Recorded
                                          Fair Value      Book Value      Fair Value      Book Value
                                        --------------   -------------   -------------   -------------
         Accrued interest receivable        $16,072          $16,072         $11,139         $11,139
         Federal funds purchased
           and securities sold under
           agreements to repurchase          50,658           50,658          42,774          42,774


         The fair value of the subordinated debt was determined by reference to quoted market prices.

                                                     1994                            1993
                                        ------------------------------   -----------------------------
                                           Estimated       Recorded       Estimated        Recorded
                                          Fair Value      Book Value      Fair Value      Book Value
                                        --------------   -------------   -------------   -------------
         Subordinated debt                  $21,813          $25,000         $0              $0


         The Company's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting. There is no material difference between the notional amount and estimated fair value of off-balance sheet items which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

         For certain homogeneous categories of loans, such as some residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.